PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 12, 2000)

                                 $1,500,000,000

                                     [LOGO]

                       COMCAST CABLE COMMUNICATIONS, INC.

             $500,000,000 6.375% SENIOR NOTES DUE JANUARY 30, 2006

             $1,000,000,000 6.75% SENIOR NOTES DUE JANUARY 30, 2011
                                 --------------

    We will pay interest on the notes on January 30 and July 30 of each year. We will make the first payment on July 30, 2001. The notes will be issued only in denominations of $1,000 and multiples of $1,000. We may, at our option, redeem the 6.75% notes due 2011 in whole or in part prior to maturity at the redemption prices described in this prospectus supplement.

    The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt and other obligations.

    INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.
                               -----------------

                                                 PER 6.375%                      PER 6.75%
                                                NOTE DUE 2006      TOTAL       NOTE DUE 2011      TOTAL
                                                -------------  --------------  -------------  --------------
Public offering price (1).....................       99.737%     $498,685,000       99.235%     $992,350,000
Underwriting discount.........................           .6%       $3,000,000          .65%       $6,500,000
Proceeds, before expenses,
  to Comcast Cable............................       99.137%     $495,685,000       98.585%     $985,850,000

    (1) Plus accrued interest from January 16, 2001, if settlement occurs after that date.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about January 16, 2001.

                              -------------------

                          JOINT BOOK-RUNNING MANAGERS

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                                  ------------

BANC OF AMERICA SECURITIES LLC                              GOLDMAN, SACHS & CO.
JP MORGAN                                             MORGAN STANLEY DEAN WITTER

BNY CAPITAL MARKETS, INC.            BARCLAYS CAPITAL             CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANC ALEX. BROWN      FIRST UNION SECURITIES, INC.           FLEET SECURITIES, INC.
LEHMAN BROTHERS                       SCOTIA CAPITAL           SUNTRUST EQUITABLE SECURITIES

                              -------------------

          The date of this prospectus supplement is January 10, 2001.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                                                PAGE
                                                                                                              ---------
The Offering................................................................................................        S-3
Use of Proceeds.............................................................................................        S-4
Consolidated Ratio of Earnings to Fixed Charges.............................................................        S-4
Description of the Senior Notes.............................................................................        S-4
Underwriting................................................................................................       S-11
Legal Matters...............................................................................................       S-12


                                                      Prospectus

Risk Factors................................................................................................          3
Special Note Regarding Forward-Looking Statements...........................................................          5
Comcast Cable Communications, Inc...........................................................................          6
Use of Proceeds.............................................................................................          8
Consolidated Ratio of Earnings to Fixed Charges.............................................................          8
Description of the Senior Debt Securities and Subordinated Debt Securities..................................          9
Description of Debt Warrants................................................................................         20
Description of Debt Units...................................................................................         21
Global Securities...........................................................................................         22
Plan of Distribution........................................................................................         23
Legal Matters...............................................................................................         24
Experts.....................................................................................................         24
Available Information.......................................................................................         25
Incorporation of Certain Documents by Reference.............................................................         26

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                                  THE OFFERING

ISSUER..........................  Comcast Cable Communications, Inc.

NOTES OFFERED...................  $500,000,000 of 6.375% senior notes due January 30, 2006 and $1,000,000,000 of 6.75% senior notes due January 30,
                                  2011.

MATURITY........................  The 6.375% notes will mature on January 30, 2006. The
                                  6.75% notes will mature on January 30, 2011.

INTEREST PAYMENT DATES..........  January 30 and July 30, beginning July 30, 2001.

REDEMPTION......................  We may not redeem the 6.375% notes prior to maturity. We may redeem the 6.75% notes at our option at any time, in
                                  whole or in part, in exchange for payment to you of a
                                  makewhole amount. See "Description of the
                                  Notes--Redemption at Our Option" for a description of the
                                  calculation of the amount you will receive upon a
                                  redemption of your 6.75% notes. We are not required to
                                  establish a sinking fund to retire the notes prior to
                                  maturity.

RANKING.........................  Both series of notes are unsecured and unsubordinated and will rank equally with all our other unsecured and
                                  unsubordinated indebtedness and other obligations.

COVENANTS.......................  The indenture for both series of notes will generally limit our ability and the ability of certain of our
                                  subsidiaries to create liens or enter into sale and
                                  leaseback transactions and our ability to enter into
                                  mergers, consolidations, or sales of all or substantially
                                  all of our assets. These covenants are subject to a number of important qualifications and limitations.

USE OF PROCEEDS.................  We will use substantially all of the estimated
                                  $1,481,535,000 in net proceeds from this offering to repay a portion of our outstanding bank debt and commercial
                                  paper, as well as for general corporate purposes. See "Use of Proceeds."

                                USE OF PROCEEDS

    We estimate the net proceeds to us from the offering to be $1,481,535,000. We intend to use substantially all of the net proceeds from the offering to repay a portion of our outstanding bank debt and commercial paper, as well as for general corporate purposes.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    For the nine months ended September 30, 2000 and 1999, our earnings (as described below) were inadequate to cover our fixed charges by $863.7 million and $272.4 million, respectively. For the years ended December 31, 1999, 1998, 1997, 1996 and 1995, our earnings (as described below) were inadequate to cover our fixed charges by $401.6 million, $150.0 million, $176.7 million, $48.8 million and $98.6 million, respectively. For the purpose of calculating the ratio of earnings to fixed charges, our earnings consist of income (loss) before extraordinary items, cumulative effect of accounting changes, minority interest, income tax expense (benefit) and fixed charges. Fixed charges consist of our interest expense and interest expense on notes payable to affiliates.

                        DESCRIPTION OF THE SENIOR NOTES

    We will issue each series of notes under the senior indenture, dated as of May 1, 1997, as amended, between Comcast Cable and The Bank of New York (as successor in interest to Bank of Montreal Trust Company), as trustee. The notes constitute senior debt securities, as described in the accompanying prospectus and will contain all of the terms described in the accompanying prospectus under the heading "Description of the Senior Debt Securities and Subordinated Debt Securities--Certain Terms of the Senior Debt Securities." The notes will also contain the additional covenants described below.

GENERAL

    The indenture provides for issuance from time to time of debentures, notes (including the notes issued in this offering) or other evidences of indebtedness of Comcast Cable in an unlimited amount. Additional securities may be issued under the indenture from time to time.

    The notes will be unsecured and unsubordinated and will rank equally with all of our other unsecured and unsubordinated indebtedness and other obligations.

    Interest on the notes accrues at the rate of 6.375% per year for the notes due January 30, 2006 and 6.75% per year for the notes due January 30, 2011. Interest will accrue from January 16, 2001 or from the most recent interest payment date to which interest has been paid or provided for. Interest is payable twice a year to holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date. Interest payment dates will be January 30 and July 30 of each year beginning on July 30, 2001. The 6.375% notes will mature on January 30, 2006 and the 6.75% notes will mature on January 30, 2011.

    The notes will be issued only in registered form in denominations of $1,000 and multiples thereof.

REDEMPTION AT OUR OPTION

    The 6.375% notes due 2006 are not redeemable. The 6.75% notes due 2011 will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued interest thereon to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with Comcast Cable.

    "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., their respective successors, and three other primary U.S. Government securities dealers in The City of New York (a "Primary Treasury Dealer"), selected by Comcast Cable. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

    We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

    We may from time to time without notice to, or the consent of, the holders of a series of senior securities, create and issue further senior securities of the same series, equal in rank to the senior securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new securities or except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) so that the new securities may be consolidated and form a single series with the relevant series of senior securities and have the same terms as to status, redemption or otherwise as the relevant series of senior securities. In the event that we issue additional senior securities of the same series, we will prepare a new offering memorandum or prospectus.

ADDITIONAL COVENANTS

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    We shall not, and we shall not permit any Restricted Subsidiary to, create, incur or assume any Lien (other than any Permitted Lien) on Restricted Property to secure the payment of Indebtedness of Comcast Cable or any Subsidiary if immediately after the creation, incurrence or assumption of such Lien, the aggregate outstanding principal amount of all Indebtedness of Comcast Cable and the Subsidiaries that is secured by Liens (other than Permitted Liens) on Restricted Property (other than (x) Indebtedness that is so secured equally and ratably with (or on a basis subordinated to) the notes and (y) the notes), plus the aggregate amount of all Attributable Debt of Comcast Cable and the Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the second paragraph under "--Limitation on Sale and Leaseback Transactions"), would exceed four times Annualized Cash Flow, unless we secure the outstanding notes equally and ratably with (or prior to) all Indebtedness secured by such Lien, so long as such Indebtedness shall be so secured.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    We shall not, and we shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property or any part thereof after the date of original issuance of the notes unless, after giving effect to such Sale and Leaseback Transaction, the aggregate amount of all Attributable Debt of Comcast Cable and the Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by the next paragraph), plus the aggregate principal amount of all Indebtedness of Comcast Cable and the Subsidiaries that is secured by Liens (other than Permitted Liens) on Restricted Property (other than (x) Indebtedness that is so secured equally and ratably with (or on a basis subordinated to) the notes and (y) the notes), would not exceed four times Annualized Cash Flow.

    The restriction in the foregoing paragraph shall not apply to any Sale and Leaseback Transaction if:

    - the lease is for a period of not in excess of three years, including renewal of rights;

    - the lease secures or relates to industrial revenue or similar financing;

    - the transaction is solely between Comcast Cable and a Restricted Subsidiary or between or among Restricted Subsidiaries; or

    - Comcast Cable or such Restricted Subsidiary, within 270 days after the sale is completed, applies an amount equal to or greater of (a) the net proceeds of the sale of the Principal Property or part thereof leased or
      (b) the fair market value of the Principal Property or part thereof leased (as determined in good faith by our Board of Directors) either to:

      - the retirement (or open market purchase) of notes, other long-term Indebtedness of Comcast Cable ranking on a parity with or senior to the notes or long-term Indebtedness of a Restricted Subsidiary; or

      - the purchase by Comcast Cable or any Restricted Subsidiary of other property, plant or equipment related to the business of Comcast Cable or any Restricted Subsidiary having a value at least equal to the value of the Principal Property or part thereof leased.

CERTAIN DEFINITIONS

    "Annualized Cash Flow" means, at any date, Operating Cash Flow for the last two fiscal quarters for which financial statements are available immediately prior or on such date multiplied by two.

    "Attributable Debt" means, with respect to a lease in a Sale and Leaseback Transaction, the total net amount of rent required to be paid during the remaining primary term of such lease, discounted at a rate per annum equal to the interest rate implicit in such lease, calculated in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, utility, operating and labor costs and similar charges.

    "Capitalized Lease" means, as applied to any person, any lease of any property (whether real, personal, or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

    "Capital Stock" means, with respect to any person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) of such person's capital stock or other ownership interests, whether now outstanding or issued after the date of the indenture, including, without limitation, all common stock and preferred stock.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement, or other similar agreement or arrangement designed to protect against fluctuation in currency values.

    "Disqualified Capital Stock" means, with respect to any person, with respect to any issue of notes, Capital Stock of such person that, by its terms or by the terms of any security into which it is convertible, exercisable, or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of such notes; PROVIDED that Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or repurchased solely in consideration of Qualified Stock.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of determination, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

    "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or other obligation of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person:

    - to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities, or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Indebtedness" means, with respect to any person at any date of determination (without duplication):

    - all indebtedness of such person for borrowed money;

    - all obligations of such person evidenced by bonds, debentures, notes, or other similar instruments;

    - all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    - all obligations of such person to pay the deferred and unpaid purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

    - all obligations of such person as lessee under Capitalized Leases;

    - all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; PROVIDED that the amount of such Indebtedness shall be the lesser of:

      - the fair market value of such asset at such date of determination; and

      - the amount of such Indebtedness;

    - all Indebtedness of other persons Guaranteed by such person to the extent such Indebtedness is Guaranteed by such person;

    - all Disqualified Capital Stock of such person; and

    - to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

    The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED:

    - that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

    - that Indebtedness shall not include any liability for federal, state, local, or other taxes.

    "Interest Rate Agreements" means any obligations of any person pursuant to any interest rate swaps, caps, collars, and similar arrangements providing protection against fluctuations in interest rates. For purposes of the indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such person.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of the indenture, Comcast Cable or any subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

    "Operating Cash Flow" means, for any period, the sum of the following for Comcast Cable and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:

    - aggregate operating revenues; minus

    - aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation paid to any general partner, director, officer or employee of Comcast Cable or any Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of our employee incentive stock programs for such period and, to the extent otherwise included in operating expenses, any losses resulting from a writeoff or write down of investments by Comcast Cable or any Subsidiary in Affiliates); PROVIDED, HOWEVER, that Operating Cash Flow for any period shall be calculated after giving effect on a pro forma basis (in accordance with Regulation S-X promulgated under the Exchange Act) for the acquisition or disposition of any assets (other than in the ordinary course of business) as if such acquisition or disposition occurred at the beginning of such period. Operating Cash Flow as defined herein may differ from "operating cash flow" as reported by Comcast Cable as supplementary financial data.

    "Permitted Liens" means:

    - any Lien on any Restricted Property acquired after the date of the indenture (including by way of merger or consolidation) by Comcast Cable or any Restricted Subsidiary, which Lien is created, incurred or assumed contemporaneously with such acquisition, or within 270 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or any Lien upon any Restricted Property acquired after the date of the indenture existing at the time of such acquisition (whether or not assumed by Comcast Cable or any Restricted Subsidiary), provided that any such Lien shall attach only to the Restricted Property so acquired;

    - any Lien on any Restricted Property in favor of Comcast Cable or any Restricted Subsidiary;

    - any Lien on Restricted Property incurred in connection with the issuance of tax-exempt governmental obligations (including, without limitation, industrial revenue bonds and similar financing);

    - any Lien granted by any Restricted Subsidiary on Restricted Property to the extent limitations on the incurrence of such Liens are prohibited by any agreement to which such Restricted Subsidiary is subject as of the date of the indenture; and

    - any renewal of or substitution for any Lien permitted by any of the preceding bullet points, including any Lien securing reborrowing of amounts previously secured within 270 days of the repayment thereof, provided that no such renewal or substitution shall extend to any Restricted Property other than the Restricted Property covered by the Lien being renewed or substituted.

    "Principal Property" means, as of any date of determination, any property or assets used primarily for the provision of cable communications services owned by Comcast Cable or any Restricted Subsidiary other than:

    - any such property which, in good faith opinion of our Board of Directors, is not of material importance to the business conducted by Comcast Cable and the Restricted Subsidiaries taken as a whole; and

    - any shares of any class of stock or any other security of any Unrestricted Subsidiary.

    "Qualified Stock" means any Capital Stock of Comcast Cable other than Disqualified Capital Stock.

    "Restricted Property" means, as of any date of determination, any Principal Property (or any portion thereof), any shares of stock of a Restricted Subsidiary owned by Comcast Cable or a Restricted Subsidiary or any Indebtedness of a Restricted Subsidiary owed to Comcast Cable or a Restricted Subsidiary.

    "Restricted Subsidiary" means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is the cable communications industry carried on within the United States of America other than:

    - each Subsidiary, the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and

    - each Subsidiary formed or acquired after the date hereof for the purpose of acquiring the business or assets of another person and which does not acquire all or any substantial part of the business or assets of Comcast Cable or any Restricted Subsidiary;

PROVIDED, HOWEVER, that any Subsidiary may be designated a Restricted Subsidiary by board resolution, effective as of the date such board resolution is adopted and delivered to the trustee, if, after giving effect to such designation as if such designation were the incurrence at such time of all Indebtedness of such Subsidiary and the entering into at such time of all Sale and Leaseback Transactions to which such Subsidiary is a party, Comcast Cable would be in compliance with the covenants under "--Certain Covenants--Limitation on Liens Securing Indebtedness" and "--Limitation on Sale and Leaseback Transactions"; PROVIDED FURTHER, that any such designation may be revoked by further board resolution, effective as of the date such further board resolution is adopted and delivered to the trustee if, after giving effect to such revocation as if such revocation were the incurrence at such time of all Indebtedness of Comcast Cable and the Restricted Subsidiaries and the entering into at such time of all Sale and Leaseback Transactions to which Comcast Cable or any Restricted Subsidiary is a party, Comcast Cable would be in compliance with the covenants under "--Certain Covenants--Limitation on Liens Securing Indebtedness" and "--Limitation on Sale and Leaseback Transactions."

    "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Comcast Cable or a Subsidiary of any property, whether owned by Comcast Cable or such Restricted Subsidiary at the date of the original issuance of the notes or later acquired, which has been or is to be sold or transferred by Comcast Cable or such Restricted Subsidiary to such person or to any other person by whom funds have been or are to be advanced on the security of such property.

    "Stated Maturity" means:

    - with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final installment of principal of such Indebtedness is due and payable; and

    - with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in such Indebtedness as the fixed date on which such installment is due and payable.

    "Subsidiary" means with respect to any person, any corporation, association or other business entity of which more than 50% of all votes represented by all classes of outstanding Voting Stock is owned, directly or indirectly, by such person and one or more other Subsidiaries of such person. Unless specified otherwise, "Subsidiary" shall be deemed to refer to a Subsidiary of Comcast Cable.

    "Unrestricted Subsidiary" means any Subsidiary of Comcast Cable other than a Restricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries.

    "Voting Stock" means, with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such person.

    "Wholly Owned" means, with respect to any Subsidiary of any person, such Subsidiary if all of the outstanding common stock or other similar equity ownership interests (but not including preferred stock that is not Voting Stock) in such Subsidiary (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such person.

                                  UNDERWRITING

    Comcast Cable and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the aggregate principal amount of notes indicated in the following table.

                                                                AGGREGATE PRINCIPAL        AGGREGATE PRINCIPAL
                                                                      AMOUNT                     AMOUNT
                                                              OF 6.375% SENIOR NOTES      OF 6.75% SENIOR NOTES
             UNDERWRITER                                             DUE 2006                   DUE 2011
-----------------------------------------------------------  -------------------------  -------------------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.....................................       $   177,500,000                $355,000,000
Salomon Smith Barney Inc...................................           177,500,000                 355,000,000
Banc of America Securities LLC.............................            25,000,000                  50,000,000
Chase Securities Inc.......................................            25,000,000                  50,000,000
Goldman, Sachs & Co........................................            25,000,000                  50,000,000
Morgan Stanley & Co. Incorporated..........................            25,000,000                  50,000,000
BNY Capital Markets, Inc...................................             5,000,000                  10,000,000
Barclays Capital Inc.......................................             5,000,000                  10,000,000
Credit Suisse First Boston Corporation.....................             5,000,000                  10,000,000
Deutsche Bank Securities Inc...............................             5,000,000                  10,000,000
First Union Securities, Inc................................             5,000,000                  10,000,000
Fleet Securities, Inc......................................             5,000,000                  10,000,000
Lehman Brothers Inc........................................             5,000,000                  10,000,000
Scotia Capital (USA) Inc...................................             5,000,000                  10,000,000
SunTrust Equitable Securities Corporation..................             5,000,000                  10,000,000
                                                                  ---------------           -----------------
           Total...........................................       $   500,000,000              $1,000,000,000
                                                                  ===============           =================

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .35% of the principal amount of the 6.375% notes due 2006 and .4% of the principal amount of the 6.75% notes due 2011. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .25% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    The expenses of the offering, not including the underwriting discount, are estimated to be approximately $300,000 and are payable by us.

    In the United Kingdom, the notes will only be available for subscription pursuant to the offering to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not, and will not, constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 as amended. This document is being distributed on the basis that each person in the United Kingdom to whom this document is issued is a person who is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 and, accordingly, by accepting delivery of this document the recipient warrants and acknowledges that it is a person falling within that Article.

    The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

    In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because they have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments in respect thereto.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. Because more than ten percent of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

                                 LEGAL MATTERS

    Davis Polk & Wardwell, New York, New York, will pass upon the validity of the notes on our behalf. Cahill Gordon & Reindel, New York, New York, will act as legal counsel to the underwriters.

PROSPECTUS

                                 $4,000,000,000

                                     [LOGO]

                       COMCAST CABLE COMMUNICATIONS, INC.
                               1500 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19102
                                 (215) 665-1700

                            ------------------------

    The following are types of securities that we may offer and sell under this prospectus:

- unsecured senior debt securities         - warrants to purchase debt securities

- unsecured subordinated debt securities   - debt units

    We will describe in a prospectus supplement, which will accompany this prospectus, the specific terms of the securities we are offering and selling. These terms may include:

- maturity                                 - redemption terms

- interest rate                            - listing on a securities exchange

- sinking fund terms                       - amount payable at maturity

- currency of payments

    INVESTING IN THE SECURITIES INVOLVES RISKS THAT ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

October 12, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................    3

Special Note Regarding Forward-Looking Statements...........    5

Comcast Cable Communications, Inc...........................    6

Use of Proceeds.............................................    8

Consolidated Ratio of Earnings to Fixed Charges.............    8

Description of the Senior Debt Securities and Subordinated
Debt Securities.............................................    9

Description of Debt Warrants................................   20

Description of Debt Units...................................   21

Global Securities...........................................   22

Plan of Distribution........................................   23

Legal Matters...............................................   24

Experts.....................................................   24

Available Information.......................................   25

Incorporation of Certain Documents by Reference.............   26

                            ------------------------

    We are a Delaware corporation and our principal office is at 1500 Market Street, Philadelphia, PA 19102. Our telephone number is (215) 665-1700. We also have a world wide web site at http://www.comcast.com. The information posted at our web site is not incorporated into this prospectus. In this prospectus, the terms COMPANY, COMCAST CABLE, WE, US and OUR refer to Comcast Cable Communications, Inc. The terms COMCAST CORPORATION and COMCAST refer to Comcast Corporation, which owns all of our voting securities.

    We have the sole obligation to make payments to you on all of the securities. Comcast Corporation has no obligation to make any payments to you on any of the securities.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES.

WE ARE AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF COMCAST CORPORATION

    There are generally no restrictions on our ability to pay dividends, make advances, or make other payments to Comcast. Comcast, at its sole discretion, may require us or our subsidiaries to pay dividends or make other payments or advances to Comcast. The degree to which we are required to make payments to Comcast could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, and could make us more vulnerable to a downturn in our business.

WE DEPEND ON THE OPERATING RESULTS OF OUR SUBSIDIARIES

    Our ability to pay our obligations, including our obligation to make payments on the securities we are offering, depends, in part, upon our subsidiaries repaying investments and advances we have made to them and upon their earnings and their distributing those earnings to us. Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions.

    Our debt securities will be effectively subordinated to all our subsidiaries' liabilities, consisting primarily of their trade payables. This means that our subsidiaries must pay their creditors in full before their assets are available to us to pay you.

OUR ABILITY TO SUCCESSFULLY INTEGRATE OUR NEW CABLE COMMUNICATIONS OPERATIONS
  MAY ADVERSELY AFFECT OUR FUTURE RESULTS OF OPERATIONS

    We have acquired and we anticipate acquiring cable communications systems in new communities in which we do not have established relationships with the local franchising authority, community leaders and cable subscribers. Further, a substantial number of new employees are being and must continue to be integrated into our business practices and operations. Our results of operations may be significantly affected by our ability to efficiently and effectively manage these changes.

WE ARE SUBJECT TO REGULATION BY FEDERAL, STATE AND LOCAL GOVERNMENTS

    The federal, state and local governments extensively regulate the cable communications industry. We expect that court actions and regulatory proceedings will refine the rights and obligations of various parties, including the government, under the Communications Act of 1934, as amended. The results of these judicial and administrative proceedings may materially affect our business operations.

    Local authorities grant us franchises that permit us to operate our cable systems. We have to renew or renegotiate these franchises from time to time. We can not predict whether we will be able to renew our franchises or the terms that we may be able to negotiate.

WE FACE A WIDE RANGE OF COMPETITION IN AREAS SERVED BY OUR CABLE SYSTEMS, WHICH
  COULD ADVERSELY AFFECT OUR FUTURE RESULTS OF OPERATIONS

    Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors and other companies that use satellites, build competing cable systems in the same communities we serve or otherwise provide programming and other communications services to our subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with our cable communications services. Some local telephone companies provide or have announced plans to provide video services within and outside their telephone service areas through a variety of methods, including broadband cable networks, satellite program distribution and wireless transmission facilities.

OUR COMPETITION MAY INCREASE BECAUSE OF TECHNOLOGICAL ADVANCES AND NEW
  REGULATORY REQUIREMENTS WHICH COULD ADVERSELY AFFECT OUR FUTURE RESULTS OF OPERATIONS

    Recently, a number of companies, including telephone companies and Internet Service Providers, commonly known as ISPs, have asked local, state and federal governments to mandate that cable communications operators provide capacity on their broadband infrastructure so that these companies and others may deliver Internet services and interactive television services directly to customers over cable facilities. Some cable operators, including us, have initiated litigation challenging municipal efforts to unilaterally impose so-called "open access" requirements. The few court decisions dealing with this issue have been inconsistent and the Federal Communications Commission recently announced that it will initiate a regulatory proceeding to consider "open access" and related regulatory issues. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue. In addition, numerous companies, including telephone companies, have introduced Digital Subscriber Line technology, known as DSL, which will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines.

    We expect other advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, to occur in the future. Other new technologies and services may develop and may compete with services that our cable communications systems offer. The success of these ongoing and future developments could have a negative impact on our business and operations.

OUR COST OF PROVIDING PROGRAMMING MAY INCREASE

    We generally pay either a monthly fee per subscriber per channel or a percentage of certain revenues for programming. Our programming costs are increased by increases in the number of subscribers, expansion of the number of channels provided to subscribers, and increases in contract rates from programming suppliers. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. We anticipate that future contract renewals will result in programming costs that are higher than our costs today, particularly for sports programming, which could make our service less competitive.

    We are subject to increasing financial and other demands by broadcasters to obtain the required consent for the transmission of broadcast programming to our subscribers. We cannot predict the financial impact of these negotiations or the effect upon our subscribers should we be required to stop offering this programming.

WE HAVE INCURRED LOSSES IN THE PAST AND WE ANTICIPATE SUCH LOSSES WILL CONTINUE

    In recent years, we have grown significantly through both strategic acquisitions and growth in our existing businesses. These acquisitions significantly increased our revenues, expenses, operating income before depreciation and amortization, depreciation expense, amortization expense and interest expense. We expect that we will continue to report significant losses because of the increases in depreciation expense, amortization expense and interest expense associated with these acquisitions and their financing. If we fail to become profitable in the future, we may have difficulty continuing our operations and obtaining additional required funds. Moreover, if we fail to become profitable in the future, we may have difficulty paying you on the securities and paying our other creditors.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT WHICH COULD ADVERSELY AFFECT OUR FUTURE
  RESULTS OF OPERATIONS

    Our capital structure includes a substantial amount of debt. The indentures that govern the terms of our debt do not restrict our ability to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the securities, including:

    - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

    - requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

    - limiting our flexibility to plan for or react to, changes in our business;

    - making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

    - making us more vulnerable to a downturn in our business.

THE SECURITIES WE ARE OFFERING WILL BE NEW ISSUES OF SECURITIES FOR WHICH THERE
  IS CURRENTLY NO TRADING MARKET AND THE SECURITIES MAY TRADE AT PRICES BELOW THEIR INITIAL OFFERING PRICE

    We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities. Whether or not the securities trade at lower prices depends on many factors, including:

    - our financial condition, historic financial performance and future prospects;

    - prevailing interest rates and the markets for similar securities; and

    - general economic conditions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The cable communications industry may be affected by, among other things:

    - changes in laws and regulations;

    - changes in the competitive environment;

    - changes in technology;

    - franchise related matters;

    - market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes; and

    - general economic conditions.

    In this prospectus and in the documents we incorporate by reference, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

                       COMCAST CABLE COMMUNICATIONS, INC.

    We are principally engaged in developing, managing and operating broadband communications networks. We are currently the third largest cable communications system operator in the United States and are deploying digital video applications and high-speed Internet access service to expand the products available on our cable communications networks. We are a Delaware corporation that was organized in 1981 and are an indirect wholly-owned subsidiary of Comcast Corporation.

    Comcast's consolidated cable operations served 7.5 million subscribers and passed 12.1 million homes in the United States as of August 31, 2000. We have entered into a series of transactions whereby we will acquire, subject to receipt of necessary regulatory and other approvals, 750,000 cable subscribers. Upon completion of these transactions which is expected to occur in the first quarter of 2001, we will serve approximately 8.2 million subscribers and pass approximately 13.3 million homes.

    We manage most of our cable communications systems in geographic clusters. Clustering improves our ability to sell advertising, enhances our ability to efficiently introduce and market new products, and allows us to more efficiently and effectively provide customer service and support. As part of our clustering strategy, we have consolidated our local customer service operations into large regional call centers. These regional call centers have technologically advanced telephone systems that provide 24-hour per day, 7-day per week call answering capability, telemarketing and other services.

    We consider technological innovation to be an important component of our service offerings and a contributor to customer satisfaction. We are deploying fiber optic cable and upgrading the technical quality of our cable communications networks. As a result, the reliability and capacity of our systems have increased, aiding in the delivery of additional video programming and other services such as enhanced digital video, high-speed Internet access service and, potentially, telephony.

    We receive the majority of our revenues from subscription services. Subscribers typically pay us on a monthly basis and generally may discontinue services at any time. We generate additional revenues from non-subscription services such as advertising, pay-per-view, installation, commissions from electronic retailing and other services. Monthly subscription rates and related charges vary according to the type of service selected and the type of equipment used by subscribers.

    Our digital cable service, for which we charge an additional monthly fee, allows us to use digital compression to substantially increase the capacity of our cable communications systems, as well as to improve picture quality.

    We also earn revenues from the sale of Excite@Home's high-speed cable modem services marketed as Comcast@Home in areas served by certain of our cable communications systems.

    Programming costs increase in the ordinary course of our business as a result of increases in the number of subscribers, expansion of the number of channels provided to subscribers and contractual rate increases from programming suppliers. Through July 31, 2000, on our behalf, Comcast sought and secured long-term programming contracts that generally provided for payment based on either a monthly fee per subscriber per channel or a percentage of certain subscriber revenues. Comcast charged each of our subsidiaries for programming on a basis which generally approximated the amount each of our subsidiaries would be charged if it had purchased the programming directly from the supplier and did not benefit from the purchasing power of Comcast's consolidated operations. Amounts charged to us by Comcast for programming were included in operating expenses in our consolidated financial statements.

    Through July 31, 2000, Comcast, through management agreements with our subsidiaries, managed our subsidiaries' operations, including rebuilds and upgrades. Management fees paid to Comcast were included in selling, general and administrative expenses in our consolidated financial statements.

    Effective August 1, 2000, Comcast assigned its intercompany management and programming agreements with our subsidiaries to us. As such, effective August 1, 2000, amounts charged by us to our subsidiaries for management fees and programing will be eliminated in our consolidated financial statements.

RECENT DEVELOPMENTS

    On August 1, 2000, two wholly-owned subsidiaries of Comcast, Comcast LCI Holdings, Inc. and Comcast JOIN Holdings, Inc., were merged into us. Comcast LCI Holdings owned cable systems serving approximately 1.1 million subscribers and was acquired by Comcast in January 2000. Comcast JOIN Holdings owned cable systems serving approximately 1.1 million subscribers and was acquired by Comcast in April 1999, June 1999 and March 2000. The mergers will be accounted for at Comcast's historical cost in a manner similar to a pooling of interests. Accordingly, effective August 1, 2000, our consolidated financial statements include the accounts of the merged subsidiaries since the dates of their acquisition by Comcast.

    On August 1, 2000, Comcast completed its acquisition of Prime Communications LLC, a cable communications company serving approximately 430,000 subscribers. Comcast contributed its interest in Prime to us on that date. As such, effective August 1, 2000, our consolidated financial statements will include the results of Prime.

    In August 2000, subsequent to the mergers of Comcast LCI Holdings and Comcast JOIN Holdings into us, we replaced all of our subsidiaries' existing credit facilities and certain of Comcast's other cable communications subsidiaries' existing credit facilities with our new bank credit facility and our new commercial paper program. Our new bank credit facility consists of a $2.25 billion, five-year senior credit facility and a $2.25 billion, 364-day revolving credit facility. The 364-day revolving credit facility supports our new commercial paper program. In August 2000, we borrowed $1.4 billion under the five-year facility and $1.0 billion under the commercial paper program, the proceeds of which were used to repay and retire approximately $2.4 billion of Comcast's subsidiaries' credit facilities, including $2.1 billion of our subsidiaries' credit facilities and a $0.3 billion credit facility for a subsidiary of Comcast which is expected to be contributed by Comcast to us by December 31, 2000.

COMCAST CORPORATION

    Comcast is principally involved in three lines of business: Cable--through the development, management and operation of broadband communications networks, Commerce--through QVC, Comcast's electronic retailing subsidiary, and Content--through Comcast's consolidated subsidiaries Comcast-Spectacor, Comcast SportsNet and E! Entertainment Television, and through its other programming investments, including The Golf Channel, Speedvision and Outdoor Life.

    Comcast is a Pennsylvania corporation that was organized in 1969 with principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. Comcast also maintains a world wide web site at http://www.comcast.com. The information posted on Comcast's web site is not incorporated into this prospectus.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the securities for our general corporate purposes, which may include making additions to our working capital, capital expenditures, repaying indebtedness or for any other purposes we describe in the applicable prospectus supplement.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    For the six months ended June 30, 2000 and 1999, our earnings (as described below) were inadequate to cover our fixed charges by $108.0 million and $177.6 million, respectively. For the years ended December 31, 1999, 1998, 1997, 1996 and 1995, our earnings (as described below) were inadequate to cover our fixed charges by $401.6 million, $150.0 million, $176.7 million, $48.8 million and $98.6 million, respectively. For the purpose of calculating the ratio of earnings to fixed charges, our earnings consist of income (loss) before extraordinary items, cumulative effect of accounting changes, minority interest, income tax expense (benefit) and fixed charges. Fixed charges consist of our interest expense and interest expense on notes payable to affiliates.

                 DESCRIPTION OF THE SENIOR DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

    Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series, in the case of senior debt securities, under a senior indenture dated as of May 1, 1997, as amended, between us and The Bank of New York, as trustee, and in the case of subordinated debt securities, under a subordinated indenture between us and the trustee we name in the prospectus supplement for such subordinated debt securities. The senior indenture and the form of the subordinated indenture are included as exhibits to the registration statement of which this prospectus is a part.

    Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures.

GENERAL

    The senior debt securities will constitute unsecured and unsubordinated obligations of ours and the subordinated debt securities will constitute unsecured and subordinated obligations of ours.

    You should review the prospectus supplement for the following terms of the debt securities being offered:

    - the designation of the debt securities;

    - the aggregate principal amount of the debt securities;

    - the percentage of their principal amount (i.e. price) at which the debt securities will be issued;

    - the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

    - the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

    - the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates, and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

    - the right, if any, to extend the interest payment periods and the duration of that extension;

    - provisions for a sinking purchase or other analogous fund, if any;

    - the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

    - the form of the debt securities;

    - any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

    - the terms and conditions, if any, upon which we may have to repay the debt securities early at your option (which option may be conditional) and the price or prices in the currency or currency unit in which the debt securities are payable;

    - the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

    - the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party; and

    - any other terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

    You may present debt securities for exchange and you may present registered debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide those services to you, without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

    Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

    We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

CERTAIN TERMS OF THE SENIOR DEBT SECURITIES

    CERTAIN COVENANTS

    FINANCIAL INFORMATION. We will file with the trustee, within 15 days after we are required to file the same under the Securities Exchange Act, copies of the annual reports and the information, documents and other reports to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act.

    CONSOLIDATION, MERGER AND SALE OF ASSETS. We may not consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any person. However, we may consolidate with or merge with or into or sell, convey, transfer, lease or otherwise dispose of our property and assets to a Wholly-Owned Restricted Subsidiary (as defined in the indenture) with a positive net worth; provided that, in connection with any merger of us and a Wholly-Owned Restricted Subsidiary, no consideration (other than common stock in the surviving person or of ours) shall be issued or distributed to our stockholders or permit any person to merge with or into us unless:

    - we are the continuing person, or the person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the debt securities and under the indenture;

    - immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

    - we deliver to the trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that the foregoing limitations shall not apply if, in the good faith determination of our board of directors, whose determination must be set forth in a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

    EVENTS OF DEFAULT

    An event of default is defined under the indenture with respect to debt securities of any series issued under the senior indenture as being:

    - our default in the payment of principal or premium on the senior debt securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption, or otherwise;

    - our default in the payment of interest on any senior debt securities of such series when the same becomes due and payable, and such default continues for a period of 30 days;

    - our default in the performance of or we breach any of our other covenants or agreements in the indenture with respect to the senior debt securities of any series or under senior debt securities and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or by the Holders (as defined in the indenture) of 25% or more in aggregate principal amount of the senior debt securities of such series;

    - there occurs with respect to any issue or issues of our indebtedness or any subsidiary's indebtedness (other than the senior debt securities of such series) having an outstanding principal amount of $50 million or more in the aggregate for all such issues of all such persons, whether such indebtedness now exists or shall hereafter be created:

       - an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity; and/or

       - the failure to make a principal payment at the final (but not any interim) fixed maturity.

    - any final judgment or order (not covered by insurance) for the payment of money in excess of $50 million in the aggregate for all such final judgments or orders (treating any deductibles, self-insurance, or retention as not so covered) shall be rendered against us or any of our subsidiaries and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against us or any of our subsidiaries to exceed $50 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    - a court having jurisdiction enters a decree or order for:

       - relief in respect of us or any of our subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

       - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our subsidiaries or for all or substantially all of our or our subsidiaries' property and assets; or

       - the winding up or liquidation of our affairs or of those of any of our subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

    - we or any of our subsidiaries:

       - commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

       - consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of ours or any of our subsidiaries or for all or substantially all of our or our subsidiaries' property and assets; or

       - effect any general assignment for the benefit of creditors.

    If an event of default (other than an event of default specified in the last two bullet points above that occurs with respect to us) occurs with respect to an issue of senior debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such senior debt securities then outstanding under the indenture by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable. Upon a declaration of acceleration, such principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. If an event of default specified in the last two bullet points above occurs with respect to us, the principal amount of and accrued interest, if any, on each issue of senior debt securities then outstanding shall be and become immediately due and payable without any notice or other action on the part of the trustee or any holder. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of an issue of senior debt securities that has been accelerated. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of an issue of senior debt securities by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see "--Modification and Waiver."

    The holders of at least a majority in aggregate principal amount of an issue of senior debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such issue of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such issue of senior debt securities. A holder may not pursue any remedy with respect to the indenture or any series of senior debt securities unless:

    - the holder gives the trustee written notice of a continuing event of default;

    - the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy;

    - such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

    - the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

    - during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

    The senior indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, as to their knowledge of our compliance with all conditions and covenants under the indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under the indenture.

    DISCHARGE AND DEFEASANCE

    The senior indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of senior debt securities and the indenture with respect to such series of senior debt securities if:

    - all senior debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by it under the indenture;

    or

       - the senior debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;

       - we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the senior debt securities of such series, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay principal of and interest on the senior debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the senior indenture; and

       - we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the senior debt securities of such series have been complied with.

    With respect to the first bullet point, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the indenture shall survive. With respect to the second bullet point, only our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such senior debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

    The senior indenture also provides that, except as otherwise provided in this paragraph, we:

    - will be deemed to have paid and will be discharged from any and all obligations in respect of a series of senior debt securities, and the provisions of the senior indenture will no longer be in effect with respect to such senior debt securities ("legal defeasance"); and

    - may omit to comply with any term, provision or condition of the senior indenture described above under "--Certain Covenants" and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of "--Events of Default" with respect to such series of senior debt securities ("covenant defeasance");

PROVIDED that the following conditions shall have been satisfied:

    - we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the senior debt securities of such series, for payment of the principal of and interest on the senior debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the senior debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

    - such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

    - no default or event of default with respect to the senior debt securities of such series shall have occurred and be continuing on the date of such deposit;

    - we shall have delivered to the trustee an opinion of counsel that (1) the holders of the senior debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (which opinion, in the case of a legal defeasance, shall be based upon a change in law) and (2) the Holders of the senior debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and

    - we have delivered to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated of the senior debt securities of such series have been complied with.

In the case of legal defeasance under the first bullet point above, the opinion of counsel referred to in clause (1) of the fourth sub-bullet point above may be replaced by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under the first bullet point above, our obligations with respect to the issue of defeased senior debt securities to execute and deliver such senior debt securities for authentication, to set the terms of such senior debt securities, to maintain an office or agency in respect of such senior debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such senior debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and its right to recover excess money held by the trustee shall survive until such senior debt securities are no longer outstanding. After such senior debt securities are no longer outstanding, in the case of legal defeasance under the first bullet point above, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

    MODIFICATION AND WAIVER

    We and the trustee may amend or supplement the senior indenture or the senior debt securities without notice to or the consent of any holder:

    - to cure any ambiguity, defect, or inconsistency in the senior indenture; PROVIDED that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;

    - to comply with the provisions described under "--Certain
      Covenants--Consolidation, Merger and Sale of Assets";

    - to comply with any requirements of the SEC in connection with the qualification of the senior indenture under the Trust Indenture Act;

    - to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

    - to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

    - to provide for uncertificated senior debt securities and to make all appropriate changes for such purpose; and

    - to make any change that does not materially and adversely affect the rights of any holder.

    Subject to certain conditions, without prior notice to any holder of an issue of senior debt securities, modifications and amendments of the senior indenture may be made by us and the trustee with the written consent of the holders of a majority in principal amount of such series of senior debt securities, and compliance by us with any provision of the indenture with respect to such series of senior debt securities may be waived by written notice to the trustee by the holders of a majority in principal amount of such series of senior debt securities outstanding; PROVIDED, HOWEVER, that no such modification, amendment or waiver may, without the consent of each holder affected thereby:

    - change the stated maturity of the principal of, or any installment of interest on, any senior debt securities of such series;

    - reduce the principal amount of, or premium, if any, or interest on, any senior debt securities of such series;

    - change the place or currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

    - change the provisions for calculating the optional redemption price, including the definitions relating thereto;

    - change the provisions relating to the waiver if past defaults or change or impair the right of holders to receive payment or to institute suit for the enforcement of any payment of any senior debt securities of such series on or after the due date therefor;

    - reduce the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

    - waive a default in the payment of principal of or interest on the senior debt securities;

    - adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

    - modify any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived with the consent of the holder of each senior debt security of such series affected thereby. It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the Indenture becomes effective, we must give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

    With respect to any issue of senior debt securities, neither we nor any of our subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, or otherwise, to any holder of any such senior debt securities for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of such series of senior debt securities or the Indenture with respect to such series of senior debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of such senior debt securities of such series that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
  EMPLOYEES

    The senior indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director, employee of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

    CONCERNING THE TRUSTEE

    The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN TERMS OF THE SUBORDINATED DEBT SECURITIES

    SUBORDINATION

    The subordinated debt securities will be subordinated and junior in right of payment to certain other indebtedness of ours to the extent set forth in the applicable prospectus supplement.

    CERTAIN COVENANTS

    LIMITATION ON MERGERS AND SALES OF ASSETS

    We may not consolidate with, or merge into, any corporation or convey or transfer our properties and assets substantially as an entirety to any person unless:

    - we are the continuing person, or the person (of other than us) formed by such consolidation or into which we are merged or that acquired our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations on all of the subordinated debt securities and under the subordinated indenture; and

    - we deliver to the trustee, at the trustee's request, an opinion of counsel stating that any consolidation, merger, conveyance or transfer complies with this provision.

    EVENTS OF DEFAULT, WAIVER AND NOTICE

    The subordinated indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to each series of subordinated debt securities:

    - default for 30 days in payment of any interest on the subordinated debt securities of that series, including any additional interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by us shall not constitute a default in the payment of interest for this purpose;

    - default in payment of principal and premium, if any, on the subordinated debt securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such subordinated debt securities shall not constitute a default for this purpose;

    - default by us in the performance of any other of the covenants or agreements in the subordinated debt indenture which shall not have been remedied for a period of 90 days after notice; or

    - certain events of bankruptcy, insolvency or reorganization relating to us.

    The subordinated indenture provides that the trustee may withhold notice to the holders of a series of subordinated debt securities (except in payment of principal or of interest or premium on the subordinated debt securities) if the trustee considers it in the interest of such holders to do so.

    The subordinated indenture provides that, (a) if an event of default due to the default in the payment of principal, interest or premium, if any, on any series of subordinated debt securities shall have occurred and be continuing, either the trustee or the holders of 25 percent in principal amount of the subordinated debt securities of all series affected thereby then outstanding may declare the principal and premium, of any, or interest or both, of all such subordinated debt securities to be due and payable immediately, and (b) if an event of default resulting from default in the performance of any other of the covenants or agreements in the subordinated indenture or certain events of bankruptcy, insolvency and reorganization relating to us shall have occurred and be continuing, either the trustee or the holders of 25 percent in principal amount of all subordinated debt securities then outstanding (treated as one class) may declare the principal of all subordinated debt securities to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except defaults in payment of principal of or interest or premium on the subordinated debt securities) by the holders of a majority in principal amount of the subordinated debt securities of such series (or of all series, as the case may be) then outstanding.

    The holders of a majority in principal amount of the subordinated debt securities of any and all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the subordinated indenture, provided that the trustee may refuse to follow any direction that conflicts with law, that may involve the trustee in personal liability or that the trustee determines may be unduly prejudicial to Holders not taking part in such action. The subordinated indenture requires us every year to file a certificate with the trustee as to the absence of certain defaults under the subordinated debt indenture.

    MODIFICATION OF THE INDENTURE

    The subordinated indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the subordinated debt securities of all series affected by such modification at the time outstanding, to modify the subordinated indenture or any supplemental indenture or the rights of the holders of the subordinated debt securities; provided that no such modification shall (i) extend the fixed maturity of any subordinated debt security, or reduce the principal amount thereof or any premium thereon (including in the case of a discounted subordinated debt security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption amount thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the subordinated debt securities payable in any coin or currency other than that provided in the subordinated debt securities, or impair or affect the right of any holder of subordinated debt securities to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each subordinated debt security so affected, or (ii) reduce the aforesaid percentage of subordinated debt securities the consent of the holders of which is required for any such modification without the consent of the holders of each subordinated debt security affected.

    DISCHARGE AND DEFEASANCE

    The subordinated indenture provides that, except as otherwise provided in this paragraph, we may discharge our obligations with respect to an issue of subordinated debt securities and the subordinated indenture with respect to such series of subordinated debt securities if:

    - all subordinated debt securities of such series previously authenticated and delivered with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us under the indenture;

    or

       - the subordinated debt securities of such series have matured or will mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption;

       - we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the subordinated debt securities of such series, funds sufficient to pay at maturity or upon redemption all of the outstanding subordinated debt securities, including principal and premium, if any, and interest due or to become due at maturity or redemption, and all other sums payable by us under the senior indenture; and

       - we deliver to the trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture with respect to the subordinated debt securities of such series have been complied with.

    With respect to the first bullet point, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee under the subordinated indenture shall survive. With respect to the second bullet point, only our obligations with respect to the issue of subordinated debt securities to execute and deliver such subordinated debt securities for authentication, to set the terms of such subordinated debt securities, to maintain an office or agency in respect of such subordinated debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such subordinated debt securities, to deliver such subordinated debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee shall survive until such subordinated debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

    The subordinated indenture also provides that, except as otherwise provided in this paragraph, we

    - will be deemed to have paid and will be discharged from the entire indebtedness and all obligations in respect of a series of subordinated debt securities, and the provisions of the subordinated indenture will no longer be in effect with respect to such debt securities ("legal defeasance"); and

    - may omit to comply with any term, provision or condition of the subordinated indenture described above under "--Certain Covenants" and such omission shall be deemed not to be an event of default under the third clause of the first paragraph of "--Events of Default" with respect to such series of subordinated debt securities ("covenant defeasance");

PROVIDED that the following conditions shall have been satisfied:

    - we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the subordinated debt securities of such series, for payment of the principal of and interest on the subordinated debt securities of such series, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee and the defeasance agent, if any), to pay and discharge the principal of and interest and premium on, if any, the outstanding subordinated debt securities of such series to maturity or earlier redemption, as the case may be;

    - no event of default or event which with notice or lapse of time would become an event of default with respect to the subordinated debt securities of such series shall have occurred and be continuing on the date of such deposit;

    - we shall have delivered to the trustee and the defeasance agent, if any, an opinion of counsel to the effect that the holders of the subordinated debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercising our option under this provision of the subordinated indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised; and

    - if the subordinated debt securities are listed on a national securities exchange, we will deliver to the trustee and defeasance agent, if any, an opinion of counsel to the effect that the exercise of the option would not cause such subordinated debt securities to be delisted from such exchange.

In the case of legal defeasance under the first bullet point above, the opinion of counsel referred to in clause (1) of the fourth sub-bullet point above shall be accompanied by a ruling directed to the trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under the first bullet point above, (1) the holders of the subordinated debt securities will have an enforceable right to continue to receive from the trust fund payment of principal of and interest and premium, if any, on the subordinated debt securities when such payments are due; (2) we will continue to be obligated to exchange and register transferred securities, and replace mutilated, destroyed, lost or stolen securities; (3) we will have a right to recover excess money held by the trust and (4) the trustee will continue to have the rights, powers, duties and immunities enumerated in the subordinated indenture.

    GOVERNING LAW

    The subordinated indenture and the subordinated debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

    THE TRUSTEE

    We may have normal banking relationships with the trustee under the subordinated indenture in the ordinary course of business.

                          DESCRIPTION OF DEBT WARRANTS

    We may issue warrants for the purchase of debt securities on terms to be determined at the time of sale. We may offer debt warrants separately or together with one or more additional debt warrants or debt securities or any combination thereof in the form of debt units, as set forth in the applicable prospectus supplement. If we issue debt warrants as part of a debt unit, the applicable prospectus supplement will specify whether such debt warrants may be separated from the other securities in such debt unit prior to the debt warrants' expiration date.

    We will issue the offered debt warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, and may be issued in one or more series, all as shall be set forth in the prospectus supplement relating thereto. Because the following is only a summary of the warrant agreements and the debt warrants, it does not contain all information that you may find useful. For further information about the warrant agreements and the debt warrants, you should read the warrant agreements.

GENERAL

    You should look in the applicable prospectus supplement for the following terms of the offered debt warrants:

    - the specific designation and aggregate number of and the price at which the offered debt warrants will be issued;

    - the designation, aggregate principal amount, currency or composite currency and terms of the debt securities that may be purchased upon exercise of the offered debt warrants;

    - if applicable, the designation and terms of the debt securities with which the offered debt warrants are issued and the number of the offered debt warrants issued with each of such debt securities;

    - whether the offered debt warrants are to be sold separately or with other offered securities as part of debt units, if applicable, the date on and after which the offered debt warrants and such offered securities will be separately transferable;

    - the principal amount of debt securities purchasable upon exercise of each offered debt warrant, the price at which and the currency or composite currency in which such principal amount of debt securities may be purchased upon such exercise and the method of such exercise;

    - the currency or composite currency for which the offered warrants may be purchased;

    - the date on which the right to exercise the offered debt warrants shall commence and the date on which such right shall expire or, if the offered debt warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable;

    - whether any offered debt warrants will be issued in global or definitive form or both;

    - any applicable United States federal income tax consequences;

    - the identity of the warrant agent in respect of the offered debt warrants;

    - the proposed listing, if any, of the offered debt warrants or the securities purchasable upon exercise thereof on any securities exchange; and

    - any other terms of the offered debt warrants.

    Warrants of each series will be evidenced by warrant certificates in registered form, which may be global warrants or definitive warrants, as specified in the applicable prospectus supplement. See "Global Securities" below.

    At the option of the holder upon request confirmed in writing, and subject to the terms of the applicable warrant agreement, Warrants in definitive form may be presented for exchange and for registration of transfer (with the form of transfer endorsed thereon duly executed) at the corporate trust office of the warrant agent for such series of debt warrants (or any other office indicated in the prospectus supplement relating to such series of debt warrants) without service charge and upon payment of any taxes and other governmental charges as described in such warrant agreement. Such transfer or exchange will be effected only if the warrant agent for such series of debt warrants is satisfied with the documents of title and identity of the person making the request.

MODIFICATIONS

    Each warrant agreement and the terms of the debt warrants may be amended by us and the warrant agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

    We and any warrant agent may also modify or amend each warrant agreement and the terms of the debt warrants issued thereunder, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected, provided that no such modification or amendment that changes the exercise price of the debt warrants, reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the debt warrants may be exercised or otherwise materially and adversely affects the rights of the owners of the debt warrants or reduces the percentage of outstanding debt warrants, the consent of whose owners is required for modification or amendment of the applicable warrant agreement or the terms of the debt warrants issued thereunder, may be made without the consent of the owners affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

    If at any time we merge or consolidate with another entity or transfer substantially all of our assets as permitted under the applicable warrant agreement, the successor corporation thereunder shall succeed to and assume all of our obligations under such warrant agreement and the warrant certificates. We would then be relieved of any further obligation under such warrant agreement and debt warrants.

ENFORCEABILITY OF RIGHTS OF WARRANTHOLDERS; GOVERNING LAW

    Only holders of warrant certificates may enforce their right to exercise the debt warrants evidenced by such warrant certificates, in the manner provided therein and in the applicable warrant agreement. The debt warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

THE DEBT WARRANTS ARE UNSECURED OBLIGATIONS

    The debt warrants will be unsecured and unsubordinated obligations of ours and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

                           DESCRIPTION OF DEBT UNITS

    As specified in the applicable prospectus supplement, debt units will consist of one or more debt warrants, debt securities or any combination thereof. Reference is made to the applicable prospectus supplement for:

    - all terms of the debt units and of the debt warrants, debt securities or any combination thereof, comprising the debt units, including whether and under what circumstances the securities comprising the debt units may or may not be traded separately;

    - a description of the terms of any debt unit agreement governing the debt units; and

    - a description of the provisions for the payment, settlement, transfer or exchange of the debt units.

                               GLOBAL SECURITIES

    We may issue the debt securities, debt warrants and debt units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security ("participants") or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security with respect to interests of participants and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

    So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement or debt unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement or debt unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or debt unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement or debt unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to debt warrants or debt units, represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the debt unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or debt unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby in four ways:

    - directly to purchasers;

    - through agents;

    - through underwriters; and

    - through dealers.

    We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

    If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

    If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell these securities to the public at varying prices to be determined by the dealer at the time of resale.

    Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

    If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase offered debt securities or offered debt warrants or debt units, as the case may be, from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

    In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                 LEGAL MATTERS

    Davis Polk & Wardwell will pass upon the validity of the securities on our behalf, although we may use other counsel (including in-house counsel) to do so.

                                    EXPERTS

    The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Jones Intercable, Inc., as of December 31, 1999 and for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report, which is included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of our senior indenture, a form of the subordinated indenture and a form of debt unit agreement. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described below.

    You may also wish to refer to the periodic reports filed with the SEC of Comcast JOIN Holdings, Inc. (successor by merger to Jones Intercable, Inc.) and of Comcast LCI Holdings, Inc. (successor by merger to Lenfest Communications, Inc.), including each of their Annual Reports on Form 10-K for the year ended December 31, 1999 and their Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2000. In addition, you may wish to refer to the Comcast JOIN Holdings Current Reports on Form 8-K filed on February 29, 2000 and March 3, 2000, respectively, and to the Comcast LCI Holdings Current Report on Form 8-K filed on January 21, 2000.

    We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the applicable prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

    - Our Annual Report on Form 10-K for the year ended December 31, 1999;

    - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000; and

    - Our Current Reports on Form 8-K filed on January 4, 2000, March 3, 2000 and September 27, 2000, respectively.

    As a result of the transactions completed in August 2000, including the mergers of Comcast LCI Holdings and Comcast JOIN Holdings into us, Comcast's acquisition and contribution of Prime Communications, LLC to us, and Comcast's assignment of its intercompany management and programming agreements with our subsidiaries to us, our consolidated financial statements as of September 30, 2000 and for the nine months then ended that will be will included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 will be significantly different from our consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000. You may wish to refer to our Current Report on Form 8-K filed on September 27, 2000 which includes our pro forma financial statements as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999, giving effect to the mergers of Comcast LCI Holdings and Comcast JOIN Holdings into us. See "Comcast Cable Communications, Inc.--Recent Developments."

    We will provide free copies of any of those documents, if you write or telephone us at: 1500 Market Street, Philadelphia, PA 19102, (215) 665-1700.

                         *      *      *      *      *

    You should rely only on the information contained in this prospectus, in the prospectus supplement and in material we file with the Securities and Exchange Commission. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.

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                                 $1,500,000,000

                                     [LOGO]

                       COMCAST CABLE COMMUNICATIONS, INC.

                   $500,000,000 6.375% SENIOR NOTES DUE 2006
                   $1,000,000,000 6.75% SENIOR NOTES DUE 2011

                            ------------------------

                             PROSPECTUS SUPPLEMENT
                      ------------------------------------

                          JOINT BOOK-RUNNING MANAGERS

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

                                ---------------

BANC OF AMERICA SECURITIES LLC                              GOLDMAN, SACHS & CO.
JP MORGAN                                             MORGAN STANLEY DEAN WITTER

BNY CAPITAL MARKETS, INC.            BARCLAYS CAPITAL             CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANC ALEX. BROWN      FIRST UNION SECURITIES, INC.           FLEET SECURITIES, INC.
LEHMAN BROTHERS                       SCOTIA CAPITAL           SUNTRUST EQUITABLE SECURITIES

                            ------------------------

                                January 10, 2001

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